UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 24, 2016

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania		15642
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01.	Changes in Registrant’s Certifying Accountant.

(a) The Audit Committee (the “Audit Committee”) of the Board of Directors of The ExOne Company (the “Company”) conducted a comprehensive, competitive process to determine the Company’s independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee considered a number of registered public accounting firms, and narrowed that group down to two firms, including Baker Tilly Virchow Krause, LLP (“Baker Tilly”), the Company’s then independent registered public accounting firm. As a result of this process, effective March 24, 2016, the Audit Committee approved the engagement of Schneider Downs & Company, Inc. (“Schneider Downs”) as the Company’s independent registered public accounting firm for the year ending December 31, 2016, and dismissed Baker Tilly from that role.

Baker Tilly’s reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2015 and 2014, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to the uncertainty, audit scope or accounting principles.

During the years ended December 31, 2015 and 2014, and the subsequent interim period through the date of the filing of this Current Report on Form 8-K, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Securities and Exchange Commission (“SEC”) Regulation S-K, between the Company and Baker Tilly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which that, if not resolved to Baker Tilly’s satisfaction, would have caused Baker Tilly to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of SEC Regulation S-K during the years ended December 31, 2015 and 2014 or the subsequent interim period, except as set forth below.

As disclosed in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2015 and December 31, 2014, the Company’s management identified the following material weaknesses in internal control over financial reporting:

•	The design and operating effectiveness of internal controls related to the Company’s financial reporting process were not sufficient to allow for accurate and timely reporting of its consolidated financial results. The Company did not maintain adequate control with respect to the application of accounting principles generally accepted in the United States of America (“GAAP”). This was principally due to a lack of personnel with adequate knowledge and experience in GAAP. As a result, the Company recorded certain manual, post-close adjustments in order to prepare its consolidated financial statements.

•	The design and operating effectiveness of internal controls related to the Company’s information technology systems was not sufficient to allow for accurate and timely reporting of its consolidated financial results. Each of the Company’s primary locations (United States, Germany, Italy, Sweden and Japan) utilizes separate and distinct information technology platforms to record, process and summarize transactions. As a result, the Company’s process to consolidate and report financial information is substantially a manual process and inherently subject to error.

•	The design and operating effectiveness of internal controls related to the Company’s consolidation process and management’s review of its consolidated financial results did not operate at a level of precision sufficient to allow for accurate and timely reporting of its consolidated financial results. The Company’s consolidation process is substantially a manual process and inherently subject to error. Further, because of internal control weaknesses identified with respect to the Company’s financial reporting process and information technology systems, management was unable to complete an adequate review of either subsidiary or consolidated financial results at a sufficient level of precision to prevent or detect misstatements. As a result, the Company recorded certain manual, post-close adjustments in order to prepare its consolidated financial statements.

These material weaknesses were discussed by the Company’s management and the Audit Committee with Baker Tilly.

The Audit Committee has authorized Baker Tilly to respond fully to the inquiries of Schneider Downs, the Company’s new independent registered public accounting firm, concerning these material weaknesses. As described in the Company’s filings with the SEC, with the oversight of executive management and the Audit Committee, the Company has put into place a comprehensive plan to remediate the underlying causes of the identified material weaknesses.

The Company provided Baker Tilly with a copy of the disclosures in this report prior to filing with the SEC. The Company requested that Baker Tilly furnish a letter addressed to the SEC stating whether or not it agrees with the statements made herein. A copy of Baker Tilly’s letter dated March 25, 2016 is attached as Exhibit 16.1 hereto.

(b) During the years ended December 31, 2015 and 2014, and the subsequent interim period through the date of the filing of this Current Report on Form 8-K, neither the Company nor anyone on its behalf has consulted with Schneider Downs regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and neither a written report nor oral advice was provided to the Company that Schneider Downs concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of SEC Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of SEC Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

16.1	Letter dated March 25, 2016 from Baker Tilly Virchow Krause, LLP to the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The ExOne Company (Registrant)

March 25, 2016 (Date)	/s/ Brian W. Smith Brian W. Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

16.1	Letter dated March 25, 2016 from Baker Tilly Virchow Krause, LLP to the Securities and Exchange Commission.